Exhibit 15.1

April 29, 2014

China Sunergy Co., Ltd.

No. 123 Focheng West Road

Jiangning Economic & Technical Development Zone

Nanjing, Jiangsu, 211100

China

Dear Sirs,

Re:	China Sunergy Co., Ltd. (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 December, 2013 with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

Conyers Dill & Pearman (Cayman) Limited

/s/ Conyers Dill & Pearman (Cayman) Limited